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                                                                      Exhibit 12

Computation of Ratio of Earnings to Fixed Charges
(all amounts except ratios are shown in millions)
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                                                           Six Months                 Six Months
                                                             Ended                       Ended
                                                         June 30, 2004               June 30, 2003
                                                         -------------               -------------
Income from continuing operations before
  income taxes and minority interest losses                $   96.0                      $   6.7

Less:  Equity in earnings of 50%-or-less owned
  companies                                                    (2.7)                        (0.8)

Add:  Fixed charges net of capitalized interest                20.9                         20.9

Add: Amortization expense of previously capitalized
   interest                                                     0.6                          0.7
                                                           --------                      -------

Total earnings                                             $  114.8                      $  27.5

Fixed charges                                                  20.9                         20.9

Ratio of earnings to fixed charges                              5.5                          1.3

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